Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d -1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D/A (including amendments thereto) with respect to the ordinary shares, par value $0.000067 per share of LightInTheBox Holding Co., Ltd., a company incorporated in the Cayman Islands, and that this agreement may be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 11, 2026.

Conner Growth Holding Limited

By:	/s/ He Jian
Name:	He Jian
Title:	Director

He Jian

By:	/s/ He Jian
Name:	He Jian